Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	August 2, 2020	October 31, 2019

Assets

Current assets:
Cash and cash equivalents	$260,597	$206,530
Accounts receivable	146,843	134,454
Inventories	54,733	48,155
Other current assets	48,468	38,388

Total current assets	510,641	427,527

Property, plant and equipment, net	623,247	632,441
Intangible assets, net	4,535	7,870
Other assets	57,419	50,827

Total assets	$1,195,842	$1,118,665

Liabilities and Equity

Current liabilities:
Debt	$14,683	$10,873
Accounts payable and accrued liabilities	160,626	141,081

Total current liabilities	175,309	151,954

Long-term debt	38,183	41,887
Other liabilities	25,665	13,732

Photronics, Inc. shareholders' equity	790,242	769,892
Noncontrolling interests	166,443	141,200
Total equity	956,685	911,092

Total liabilities and equity	$1,195,842	$1,118,665